EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Harbinger Group Inc.:

We consent to the use of our report dated June 10, 2011, with respect to the balance sheets of Harbinger Group Inc. and subsidiaries (the Company) as of September 30, 2010 and September 30, 2009 (Successor), and the related consolidated statements of operations, cash flows, and changes in equity (deficit) and comprehensive income (loss) for the year ended September 30, 2010, the period August 31, 2009 to September 30, 2009 (Successor), the period October 1, 2008 to August 30, 2009, and the year ended September 30, 2008 (Predecessor), incorporated by reference in this Amendment No. 1 to the registration statement on Form S-3 and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements includes an explanatory paragraph that describes the Successor’s adoption of the provisions of ASC Topic 852, “Reorganization” formerly American Institute of Certified Public Accountants’ Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” in 2009, and the adoption of the measurement date provision in conformity with ASC Topic 715, “Compensation — Retirement Benefits” formerly SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and other Postretirement Plans” in 2009.

/s/ KPMG LLP
New York, New York
October 26, 2011